As filed with the Securities and Exchange Commission on December 1, 2010
Registration No. 333-136420

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
(Exact Name of Registrant as Specified in Its Charter)

Switzerland (State or other jurisdiction of incorporation or organization)	98-0681223 (I.R.S. Employer Identification Number)
Lindenstrasse 8
6340 Baar/Zug
Switzerland
(Address, including Zip Code, of Principal Executive Offices)
Allied World Assurance Company Holdings, AG Third Amended and Restated 2001 Employee Stock Option Plan
Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan
Allied World Assurance Company Holdings, AG Third Amended and Restated Long-Term Incentive Plan
(Full title of the plans)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:
Wesley D. Dupont, Esq.
Allied World Assurance Company Holdings, AG
27 Richmond Road
Pembroke HM 08, Bermuda
(441) 278-5400
(441) 295-5753 (Facsimile)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered	share	price	registration fee
Registered Shares, par value CHF 15.00 ($15.00) per share	(1)	(1)	(1)	(1)

(1)	No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 No. 333-136420. Therefore, no further registration fee is required.

EXPLANATORY NOTE
          This Post-Effective Amendment to our Registration Statement on Form S-8 (File No. 333-136420) (this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Allied World Assurance Company Holdings, AG, a Swiss corporation (“Allied World Switzerland”), as the successor in interest to Allied World Assurance Company Holdings, Ltd, a Bermuda company (“Allied World Bermuda”), following a share exchange transaction effected by a scheme of arrangement under Bermuda law for the purposes of changing our jurisdiction of incorporation from Bermuda to Switzerland. We refer to the transaction effecting this change collectively as the “Redomestication.” As a result of the Redomestication, which became effective on December 1, 2010, Allied World Bermuda is now a direct, wholly-owned subsidiary of Allied World Switzerland. Pursuant to the Redomestication, all issued and outstanding voting common shares of Allied World Bermuda, par value $0.03 per share (the “Common Shares”), were cancelled, and holders of such shares immediately before the Redomestication received the same number of registered shares of Allied World Switzerland, par value CHF 15.00 ($15.00) per share (the “Registered Shares”), and all issued and outstanding non-voting common shares of Allied World Bermuda were cancelled and holders of such shares immediately before the Redomestication received the same number of non-voting participation certificates of Allied World Switzerland.
          Allied World Switzerland has assumed Allied World Bermuda’s obligation to deliver shares under the (1) Allied World Assurance Company Holdings, AG Third Amended and Restated 2001 Employee Stock Option Plan (f/k/a the Allied World Assurance Company Holdings, Ltd Second Amended and Restated 2001 Employee Stock Option Plan); (2) Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan (f/k/a the Allied World Assurance Company Holdings, Ltd Second Amended and Restated 2004 Stock Incentive Plan); and (3) Allied World Assurance Company Holdings, AG Third Amended and Restated Long-Term Incentive Plan (f/k/a the Allied World Assurance Company Holdings, Ltd Second Amended and Restated Long-Term Incentive Plan) (collectively, the “Plans”). In connection with Allied World Switzerland’s assumption, the Plans were amended such that, where applicable, (i) references to Allied World Bermuda were replaced with references to Allied World Switzerland, (ii) references to Common Shares were replaced with references to Registered Shares, (iii) references to the Bye-laws of Allied World Bermuda were replaced with references to the Organizational Regulations of Allied World Switzerland, and (iv) references to the Memorandum of Association of Allied World Bermuda were replaced with references to the Articles of Association of Allied World Switzerland. Consequently, the Registered Shares will henceforth be issuable under the Plans in lieu of Common Shares. Allied World Switzerland expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, filed with the Commission by Allied World Bermuda, or Allied World Switzerland as successor issuer, are incorporated by reference into the Registration Statement:
(a)	Allied World Bermuda’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 1, 2010 pursuant to the Exchange Act;

(b)	Allied World Bermuda’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

(c)	Allied World Bermuda’s Current Reports on Form 8-K, filed on March 3, May 11, August 9, August 13, October 1, November 8, November 10, November 15 and November 18 (under Item 5.07), 2010, respectively, pursuant to the Exchange Act;

(d)	Allied World Switzerland’s Current Report on Form 8-K, filed on December 1, 2010 pursuant to the Exchange Act; and

(e)	the description of Allied World Switzerland’s Registered Shares, par value CHF 15.00 ($15.00) per share, which is contained in Allied World Switzerland’s Registration Statement on Form 8-A/A, filed with the Commission on December 1, 2010, pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          In addition, all documents filed by Allied World Switzerland with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          None.

Item 6. Indemnification of Directors and Officers.
          Although this area of law is unsettled in Switzerland, Allied World Switzerland believes, based on the interpretation of certain leading Swiss legal scholars (the opinions of which are persuasive authority in Switzerland), that under Swiss law, Allied World Switzerland may indemnify its directors and officers unless the indemnification results from a breach of their duties, which breach constitutes gross negligence or intentional breach of duty. Allied World Switzerland’s articles of association authorize it to indemnify its directors and officers and to advance expenses (except in cases where Allied World Switzerland is proceeding against an officer or director) to defend claims against directors and officers to the fullest extent allowed by law. Under Allied World Switzerland’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits Allied World Switzerland, or each director or officer individually, to purchase and maintain insurance for the benefit of such directors and officers. Allied World Switzerland may obtain such insurance from one or more third-party insurers or captive insurance companies.
          Allied World Switzerland has also entered into indemnification agreements with each of its directors and executive officers (each, an “indemnitee”) that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Allied World Switzerland will indemnify each indemnitee against claims arising out of such indemnitee’s service to Allied World Switzerland to the fullest extent permitted by law; provided that such indemnitee acted in good faith and reasonably believed that he or she was acting in the best interests of Allied World Switzerland and, in addition, with respect to any criminal proceeding, that he or she had no reasonable cause to believe that his or her conduct was unlawful. An indemnitee will not be entitled to indemnification in respect of any claim as to which the indemnitee is adjudged in a final and non-appealable judgment to have committed an intentional or grossly negligent breach of his or her duties. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The board of directors of Allied World Switzerland (by a majority vote of the directors disinterested in the claim under which the indemnitee is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance, and the indemnitee seeking indemnification may challenge such determination.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Allied World Assurance Company Holdings, AG Third Amended and Restated 2001 Employee Stock Option Plan.

4.2	Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan.

4.3	Allied World Assurance Company Holdings, AG Third Amended and Restated Long-Term Incentive Plan.

5.1	Opinion of Niederer Kraft & Frey Ltd.

Exhibit No.	Description of Exhibit
23.1	Consent of Niederer Kraft & Frey Ltd. (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche, an independent registered public accounting firm.

24	Power of Attorney (previously filed).
Item 9. Undertakings.
          1. The undersigned registrant hereby undertakes:
               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by Allied World Switzerland pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Allied World Switzerland’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Allied World Switzerland pursuant to the foregoing provisions, or otherwise, Allied World Switzerland has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allied World Switzerland of expenses incurred or paid by a director, officer or controlling person of Allied World Switzerland in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Allied World Switzerland will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zug, Switzerland, on the 1st day of December 2010.
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

By:	/s/ Scott A. Carmilani
	Name:	Scott A. Carmilani
	Title:	President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Scott A. Carmilani Name: Scott A. Carmilani	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 1, 2010

/s/ Joan H. Dillard Name: Joan H. Dillard	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2010

Director
Name: Barbara T. Alexander

* Name: James F. Duffy	Director	December 1, 2010

* Name: Bart Friedman	Director	December 1, 2010

* Name: Scott Hunter	Director	December 1, 2010

Signature	Title	Date

* Name: Mark R. Patterson	Director	December 1, 2010

Director
Name: Patrick de Saint-Aignan

* Name: Samuel J. Weinhoff	Director	December 1, 2010

/s/ Donald J. Puglisi Puglisi & Associates	Authorized Representative in the United States	December 1, 2010

* By:	/s/ Wesley D. Dupont	December 1, 2010
Wesley D. Dupont,
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Allied World Assurance Company Holdings, AG Third Amended and Restated 2001 Employee Stock Option Plan.

4.2	Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan.

4.3	Allied World Assurance Company Holdings, AG Third Amended and Restated Long-Term Incentive Plan.

5.1	Opinion of Niederer Kraft & Frey Ltd.

23.1	Consent of Niederer Kraft & Frey Ltd. (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche, an independent registered public accounting firm.

24	Power of Attorney (previously filed).